Exhibit 99.1

Ingles Markets, Incorporated Reports 46th Year of Record Sales, Plus Growth in Sales and Net Income for Fourth Quarter and Fiscal Year 2010

ASHEVILLE, N.C.--(BUSINESS WIRE)--November 30, 2010--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported fiscal 2010 sales of $3.39 billion, its 46th consecutive year of sales growth. Fourth quarter sales rose 3.1% to $856.0 million compared with the fourth quarter of fiscal 2009. Net income for the three months and fiscal year ended September 25, 2010, both exceeded the comparable fiscal 2009 totals.

Fiscal year 2010 grocery segment sales grew 1.7% excluding gasoline sales. Fourth quarter fiscal 2010 grocery segment sales grew 2.1% compared with the fourth quarter of the prior fiscal year excluding gasoline sales.

Net income totaled $8.5 million for the three months ended and $31.7 million for the fiscal year ended September 25, 2010, compared with $5.2 million and $28.8 million for the comparable three month and fiscal year periods of 2009.

Commenting on the results, Robert P. Ingle, chief executive officer, said, “Sales have increased and more people than ever are shopping at Ingles. We’re very proud of that when everyone is competing for customers and the economic environment is not favorable.”

Fourth Quarter Results

Net sales rose 3.1% to $856.0 million for the quarter ended September 25, 2010, compared with $830.1 million for the comparable quarter in fiscal 2009. Grocery segment comparable store sales, excluding gasoline sales, rose 1.8% compared with the fourth quarter of fiscal 2009. The growth in comparable store sales benefited from a 5.4% increase in average weekly customer visits and more than offset a decrease in the average purchase amount compared with the fourth quarter of fiscal 2009. Total and comparable store sales comparisons are affected by retail gasoline prices, which were approximately 8.1% higher during the fourth fiscal quarter of 2010 compared with the prior year.

Gross profit for the fourth quarter of fiscal 2010 totaled $194.9 million, an increase of $10.1 million compared with the fourth quarter of fiscal 2009. Gross profit as a percentage of sales increased to 22.8% for the fourth quarter of fiscal 2010 compared with 22.3% for the fourth quarter of fiscal 2009. Grocery segment gross margins, excluding gasoline, also increased, from 25.0% for the fourth quarter of fiscal 2009 to 25.7% for the current-year quarter. Gross profit in the Company’s fluid dairy operations increased due to higher milk prices for the fourth quarter of fiscal 2010 compared with the comparable fiscal 2009 quarter.

Operating and administrative expenses for the September 2010 quarter totaled $166.8 million, an increase of $5.6 million, or 3.5%, over the September 2009 quarter. As a percentage of sales, operating and administrative expenses were 19.5% for the three months ended September 25, 2010, compared with 19.4% for the three months ended September 26, 2009. The largest line item increases were personnel costs, utilities and bank charges. All of these cost increases are associated with an increase in the number of stores and retail square footage. Ingles operated 202 stores and 10.8 million square feet of store space at the end of fiscal 2010, compared with 200 stores and 10.7 million square feet at the end of fiscal 2009.

Net rental income, other income and losses on asset disposals totaled $1.6 million in the fourth quarter of fiscal 2010, compared with $1.1 million for the 2009 fourth fiscal quarter, primarily due to higher sales of waste plastic and packaging.

Interest expense totaled $15.9 million for the fourth quarter of fiscal 2010, compared with $16.5 million for the fourth quarter of fiscal 2009. Total debt at September 25, 2010 was $817.5 million compared with $849.3 million at September 26, 2009.

The Company’s effective tax rate was 39.1% for the fourth quarter of fiscal 2010, compared with 37.5% for the fourth quarter of fiscal 2009 due to an increase in deferred state tax rate.

Net income for the September 2010 quarter totaled $8.5 million, compared with net income of $5.2 million for the September 2009 quarter. Basic and diluted earnings per share for the Company’s publicly traded Class A common stock were $0.35 and $0.34 per share, respectively, for the September 2010 quarter, compared with $0.23 and $0.22 per share, respectively, for the September 2009 quarter.

Annual Results

Net sales totaled a record $3.39 billion for the fiscal year ended September 2010, an increase of $139.1 million, or 4.3%, from $3.25 billion for the fiscal year ended September 2009. Fiscal year 2010 was Ingles’ 46th consecutive year of record sales. Grocery segment comparable store sales increased 1.2% excluding gasoline sales where the retail per gallon price was approximately $0.46 higher. The number of customer transactions increased 8.9% and the average transaction size decreased by $1.51 excluding gasoline sales. The Company believes customers are eating at home more often and are changing purchasing habits that are reflected in the Company’s higher sales of private label and lower priced products.

Gross profit for the fiscal year ended September 25, 2010 increased $19.8 million, or 2.7%, to $762.9 million, or 22.5% of sales, compared with $743.1 million, or 22.9% of sales, for the fiscal year ended September 26, 2009.

The increase in grocery segment gross profit dollars was primarily due to the higher sales volume. Grocery segment gross profit as a percentage of total sales (excluding gasoline) rose to 25.5% for fiscal 2010, compared with 25.3% for the comparable fiscal 2009 period. The Company has responded to the current competitive environment by keeping prices as low as possible in order to grow sales and market share. Comparative grocery gross margins were also affected by deflationary pressure on certain items and changes in sales mix among product categories.

Fluid dairy dollar gross profit and gross profit as a percentage of sales decreased due to fluctuations in raw milk prices and competitive pressures.

Operating expenses increased $21.3 million in fiscal 2010, compared with fiscal 2009, and were 19.3% of sales for fiscal 2010 compared with 19.5% of sales for fiscal 2009. Excluding gasoline sales and associated gasoline operating expenses (primarily payroll), operating expenses were 22.0% of sales for fiscal 2010, compared with 21.7% for fiscal 2009. As noted in the fourth quarter comments, cost increases were associated with an increase in the number of stores and retail square footage. The most significant cost increases were personnel salaries and insurance, and depreciation from recent higher levels of capital expenditures.

Net rental income, gains/losses on asset disposals and other income totaled $5.9 million for fiscal 2010, compared with $4.9 million for fiscal 2009. Lower rental income in fiscal 2010 was more than offset by increased sales of waste plastic and packaging.

Interest expense totaled $64.9 million for the year ended September 25, 2010, compared with $59.1 million for the year ended September 26, 2009. The increased interest expense for fiscal year 2010 is primarily attributable to the addition of debt in May 2009 that exceeded debt paid down in fiscal year 2010.

During fiscal 2009, the Company incurred $10.2 million of debt extinguishment costs. In May 2009, the Company issued $575.0 million aggregate principal amount of senior notes due in 2017 (the “Notes”). Note proceeds were used to pay off $349.8 million aggregate principal amount of senior subordinated debt maturing in 2011, $45.3 million of indebtedness outstanding under the Company’s committed lines of credit, and $77.7 million of secured indebtedness. In conjunction with these payoffs, the Company incurred call premiums and prepayment penalties totaling $6.8 million and wrote off $3.4 million of unamortized capitalized loan issuance costs associated with the paid off debt.

The Company’s effective tax rate was 36.9% for fiscal 2010, compared with 37.6% for fiscal 2009 due to a lower provision for deferred taxes.

Net income for fiscal 2010 totaled $31.7 million, compared with net income of $28.8 million for fiscal 2009. Basic and diluted earnings per share for the Company’s publicly traded Class A common stock were $1.35 and $1.30 per share, respectively, for the year ended September 25, 2010, compared with $1.23 and $1.18 per share, respectively, for the year ended September 26, 2009.

Capital expenditures totaled $92.0 million and $141.0 million for fiscal 2010 and 2009, respectively. During fiscal 2010, Ingles opened four new, replacement or remodeled stores. The Company reduced the number of planned projects in fiscal 2010 due to soft economic conditions. For fiscal 2011, the Company plans to open five new, replacement or remodeled stores and add six fuel stations either at existing stores or in conjunction with its new, replacement and remodeled stores. The Company expects capital expenditures to increase to an estimated level between $100 million and $140 million in fiscal 2011.

In conjunction with the new senior note issuance in May 2009, the Company entered into a new three-year $175.0 million syndicated line of credit facility to replace certain existing facilities. Line of credit facilities total $185.0 million of which there are no amounts outstanding at September 25, 2010. The Company is in compliance with all of its debt agreements and has significant unencumbered assets at September 25, 2010.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2010 Form 10-K and Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 203 supermarkets. In conjunction with its supermarket operations, the Company also operates 70 neighborhood shopping centers, all but 12 of which contain an Ingles supermarket. The Company’s Class A Common Stock is traded on The NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. For more information about the Company, visit Ingles’ website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Financial Highlights
(Unaudited)

	Quarter Ended		Year Ended
	Sept. 25,	Sept. 26,	Sept. 25,	Sept. 26,
	2010	2009	2010	2009

Net sales	$855,966	$830,127	$3,390,052	$3,250,933
Gross profit	194,910	184,835	762,927	743,081
Operating and administrative expenses	166,764	161,141	653,674	632,410
Rental income, net	639	560	1,767	2,432
Gain/loss from sale or disposal of assets	8	(60)	(55)	120
Income from operations	28,793	24,195	110,965	113,223
Other income, net	995	642	4,224	2,310
Interest expense	15,898	16,529	64,854	59,059
Loss on early extinguishment of debt	–	–	–	10,241
Income taxes	5,432	3,116	18,596	17,405
Net income	$8,458	$5,191	$31,739	$28,828

Basic earnings per common share – Class A	$0.35	$0.23	$1.35	$1.23
Basic earnings per common share – Class B	$0.33	$0.21	$1.23	$1.12
Diluted earnings per common share – Class A	$0.34	$0.22	$1.30	$1.18
Diluted earnings per common share – Class B	$0.33	$0.21	$1.23	$1.12

Additional selected information:
Depreciation and amortization expense	$20,920	$20,705	$84,931	$79,679
Rent expense	$4,026	$4,229	$15,768	$15,417

Condensed Consolidated Balance Sheets

	Sept. 25,		Sept. 26,
	2010		2009
ASSETS
Cash and cash equivalents	$57,855		$59,536
Certificates of deposit	6,000		15,000
Receivables-net	53,081		50,402
Inventories	286,431		271,745
Other current assets	16,544		24,537
Property and equipment-net	1,089,391		1,072,937
Other assets	19,998		23,452
TOTAL ASSETS	$1,529,300		$1,517,609
LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term loans and current maturities of long-term debt	$92,185		$31,315
Accounts payable, accrued expenses and current portion of other long-term liabilities	218,971		197,247
Deferred income taxes	72,213		67,223
Long-term debt	725,314		818,000
Other long-term liabilities	6,777		5,660
Total Liabilities	1,115,460		1,119,445
Stockholders' equity	413,840		398,164
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,529,300		$1,517,609

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941, ext. 223
Chief Financial Officer